                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 10.2

                                                                 [HYPERION LOGO]

                         EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYEE NAME:            EFFECTIVE DATE:          OFFER LETTER DATE (if any):
Godfrey Sullivan          July 21, 2004                        None

--------------------------------------------------------------------------------

POSITION (title):                                   SUPERVISOR (title):
President and Chief Executive Officer               Board of Directors

--------------------------------------------------------------------------------

EMPLOYMENT (briefly describe nature of position):
Responsible to the Board of Directors for all aspects of the Company.
--------------------------------------------------------------------------------

BASE SALARY:                                         BONUS PERCENTAGE:
 Five hundred thousand dollars ($500,000.00)         Ninety percent (90%), with
                                                     a maximum opportunity
                                                     bonus of two times the
                                                     targeted amount
--------------------------------------------------------------------------------

INITIAL TERM:             RENEWAL PERIOD:                  CONTINUATION PERIOD:
Twelve (12) months        Twelve (12) months               Twelve (12) months

--------------------------------------------------------------------------------

ADDITIONAL BENEFITS (if any):

1. Four (4) weeks of vacation per year, provided that no more than two (2) weeks of vacation shall continue to accrue into subsequent years.

2. Reimbursement for the reasonable and customary cost of an annual physical examination.

3. The Company will provide to the Employee certain reasonable financial planning and income tax services, as follows. The financial planning and tax firm(s) of your choice will prepare and sign the Employee's individual income tax returns and provide the Employee with estimated tax calculations. In addition, the tax professionals will provide the Employee with income tax projections to help Employee develop his or her personal financial goals and strategies, including planning for the exercise and/or sale of option stock.
--------------------------------------------------------------------------------

ADDITIONAL TERMS (if any):

None
--------------------------------------------------------------------------------

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the effective date ("Effective Date") specified above, by and between Hyperion Solutions Corporation, with offices currently at 1344 Crossman Avenue, Sunnyvale, California 94089 ("Hyperion") and the executive employee ("Employee") specified above.

1.    DUTIES AND SCOPE OF EMPLOYMENT

a. Subject to the terms of this Agreement, Hyperion agrees to employ Employee in the position ("Position") specified in above, to perform the duties of the Position ("Employment") specified above, or such duties as Hyperion subsequently may assign to Employee. Employee shall report to the supervisor ("Supervisor") specified above.

b. During the term of Employee's Employment, Employee shall devote Employee's full business efforts and time to Hyperion. Additionally, during the term of Employee's Employment, without the prior written approval of Hyperion (which shall not be unreasonably withheld), Employee shall not render services in any capacity to any other person or entity, and shall not act as a sole proprietor, partner or managing member of any other entity, or as a shareholder owning more than one percent (1%) of the stock of any other corporation or entity. The foregoing, however, shall not preclude Employee from

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                                                                     Page 1 of 8
engaging in reasonable community, school or charitable activities, or other activity as approved by the Compensation Committee of the Board of Directors.

c. Employee shall comply with Hyperion's policies and rules, as they may be in effect from time to time, during the term of Employee's Employment.

d. Employee represents and warrants to Hyperion, to the best of Employee's knowledge and belief, that Employee is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with Employee's obligations under this Agreement. Employee represents and warrants to Hyperion, to the best of Employee's knowledge and belief, that Employee's Employment with Hyperion will not require the use, or disclosure, of any trade secrets or other proprietary information or intellectual property in which Employee, or any other person, has any right, title or interest, and that Employee's Employment by Hyperion, as contemplated by this Agreement, will not infringe or violate the rights of any other person or entity. Employee represents and warrants to Hyperion, to the best of Employee's knowledge and belief, that Employee has returned all property and confidential information belonging to any prior employer.

2.    COMPENSATION

a. Hyperion shall pay Employee, as compensation for Employee's services, a base salary at a gross annual rate of not less than the base salary ("Base Salary") specified above. Such Base Salary shall be payable in accordance with Hyperion's standard payroll procedures. The Base Salary, together with any increases in such compensation that Hyperion may grant from time to time, shall be referred to as the base compensation ("Base Compensation").

b. As described in the offer letter with the date ("Offer Letter Date") specified above, Employee shall be eligible to receive an annual incentive bonus ("Incentive Bonus") with a target amount equal to the bonus percentage ("Bonus Percentage") specified above, of Employee's Base Compensation. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by Hyperion's board of directors or its compensation committee. The determinations of the board or such committee with respect to such bonus shall be final and binding.

c. During the term of Employee's Employment, Employee shall be eligible to participate in any employee benefit plans maintained by Hyperion for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question, and to the determinations of any person or committee administering such plan. In addition to the foregoing benefits, Employee shall be entitled to the additional benefits ("Additional Benefits") specified above, if any.

d. During the term of Employee's Employment, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with Employee's duties hereunder. Hyperion shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Hyperion's generally applicable policies. Any single travel or entertainment expenditure in excess of ten thousand dollars ($10,000.00) shall require the prior approval of Hyperion's Chief Financial Officer.

3.    TERM OF EMPLOYMENT

a. This Agreement shall be for the initial term ("Initial Term") specified above. Thereafter, this Agreement shall automatically be renewed for successive renewal periods ("Renewal Period") as specified above, unless either party has given the other party written notice of non-renewal not less than ninety (90) days prior to the end of the Initial Term, or Renewal Period then in effect.

b. Hyperion agrees to continue Employee's Employment, and Employee agrees to remain in Employment with Hyperion, from the Effective Date until the earlier of the Initial Term Date or Renewal Period, or the date when Employee's Employment terminates according to section 4, below.

4.    TERMINATION

a. Employee may terminate Employee's Employment at any time and for any reason (or no reason) by giving Hyperion thirty (30) days advance written notice. Hyperion may terminate Employee's Employment at any time and for any reason (or no reason), and with or without cause, by giving Employee thirty (30) days advance written notice.

b. Hyperion may also terminate Employee's Employment due to Employee's permanent disability, by giving Employee notice in writing. Permanent disability shall mean that Employee, at the time notice is given, has failed to perform Employee's duties under this Agreement for sixty (60), or more consecutive days, or for ninety (90), or more days, during any twelve (12) month period, as the result of Employee's incapacity due to physical or mental injury, disability or illness, and which Hyperion is unable to accommodate reasonably without undue hardship. Employee's Employment shall terminate automatically in the event of Employee's death.

c. Unless otherwise provided for herein, upon the termination of Employee's Employment pursuant to this section, Employee shall only be entitled to the compensation, benefits and reimbursements described in section 2 for the period preceding the effective date of the termination. The bonus under section 2 shall be payable on a prorated basis for the year in which Employee's Employment terminates. The payments under this Agreement shall fully discharge all responsibilities of

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                                                                     Page 2 of 8

Hyperion to Employee. The termination of this Agreement shall not limit or otherwise affect Employee's obligations under section 5.

d. Any other provision of this Agreement notwithstanding, subsections e and f, below, shall not apply unless Employee has executed a general release (in a form prescribed by Hyperion, such as the current Termination Release Agreement available from the Hyperion legal department) of all known and unknown claims that Employee may then have against Hyperion or persons affiliated with Hyperion. Such release shall include, among other things, an agreement not to prosecute any legal action or other proceeding based upon any of such claims. Employee acknowledges that such release may provide that in the event of a breach by Employee of the terms of the release, or of Employee's obligations under section 5 hereof, Hyperion shall be entitled to recover from Employee all amounts paid under subsections e and f of this section, as well as all litigation costs (including attorneys' fees and expenses) incurred by Hyperion in connection with such breach.

e. If Hyperion does not renew this Agreement, or terminates Employee's Employment for any reason other than permanent disability or cause (as defined below), or if Hyperion was subject to a change in ownership and/or control (as defined below) during the term of this Agreement and, within twelve (12) months thereafter, Employee resigns for good reason, as defined below, then, for the continuation period ("Continuation Period") specified above, following Employee's termination, Hyperion shall pay Employee Employee's Base Compensation, at the rate in effect at the time of the termination of Employment in accordance with Hyperion's standard payroll procedures, and continue the coverage of Employee, and Employee's dependents (if applicable), under the health benefit plans in effect at the time of the termination. To the extent that such plans or the insurance contracts or provider agreements associated with such plans do not permit the extension of Employee's coverage following the termination of Employee's active employment, Hyperion shall pay Employee cash in an amount equal to the cost to Hyperion of the coverage that cannot be provided. If Employee elects to continue Employee's health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), following Employee's termination, then the date of the "qualifying event" for purposes of COBRA shall be Employee's last day of active employment. If Hyperion does not renew this Agreement, or terminates Employee's Employment for any reason other than cause (as defined below), then any of Employee's unvested Hyperion stock options which would have vested within one (1) year of Employee's termination date, shall vest upon that termination date, however, if Employee is terminated for cause (as defined below), Hyperion may, in its sole discretion, vest some or all of Employee's unvested stock options which would have vested within one (1) year of Employee's termination date.

f.    Termination for cause means:

      i. Employee's failure to perform, in a satisfactory fashion, one or more reasonable and lawful duties assigned to Employee by Hyperion under this Agreement, if such failure continues for seven (7) days or more after Hyperion has given Employee written notice describing such failure and advising Employee of the consequences of such failure under this Agreement, provided that such notice shall be required only with respect to the first such failure;

      ii. Employee's misconduct relating to Hyperion's affairs, if such misconduct continues for seven (7) days or more after Hyperion has given Employee written notice describing such misconduct and advising Employee of the consequences of such misconduct under this Agreement, provided that such notice shall be required only with respect to the first occurrence of such misconduct, provided further there shall be no requirement that the misconduct continue for seven (7) days or more with respect to acts for which an employee's employment is specifically terminable under Hyperion's policies and procedures applicable to all employees;

      iii. Employee's conviction of, or a plea of guilty or no contest to, a felony, or a misdemeanor which calls into question Employee's honesty, under the laws of any country, including the United States, or any state thereof;

      iv. any breach of this Agreement, the employee agreement, relating to confidential information and intellectual property rights, between Employee and Hyperion, or any other agreement between Employee and Hyperion;

      v. threats or acts, of violence or harassment, directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of Hyperion; or

      vi. fraud or embezzlement involving the assets of Hyperion or its affiliates, customers or suppliers.

The foregoing shall not be deemed an exclusive list of all acts or omissions that Hyperion may consider as grounds for the termination of Employee's Employment with cause. Termination for cause hereunder shall be deemed to be termination for misconduct under Hyperion's stock option plans and related agreements.

g.    A change in ownership and/or control means:

      i. a change in ownership or control of Hyperion effected through either of the following actions:

            1/    the acquisition, directly or indirectly, by any person or
            related group of persons (other than Hyperion, or a person that directly or indirectly controls, is controlled by, or is under common control with, Hyperion), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Hyperion's outstanding securities pursuant to a tender or exchange offer made directly to Hyperion's stockholders which the Hyperion board of directors does not recommend such stockholders to accept; or

Executive Employment Agreement (v.10.0 7/04) - Hyperion Confidential

            2/    a change in the composition of the board over a period of
            thirty-six (36) consecutive months, or less, such that a majority of board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either have been board members continuously since the beginning of such period, or have been elected or nominated for election as board members during such period by at least a majority of the board members who were still in office at the time the board approved such election or nomination; or

      ii. either of the following stockholder-approved transactions to which Hyperion is a party:

            1/    a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Hyperion's outstanding securities are transferred to a person, or persons or entity different from the persons or entities holding those securities immediately prior to such transaction; or

            2/    the sale, transfer or other disposition of all or
            substantially all of Hyperion's assets in complete liquidation or dissolution of Hyperion.

h.    Good reason means:

      i. a change in Employee's position with Hyperion which materially reduces Employee's level of responsibility in effect immediately prior to the change of ownership and/or control;

      ii. a reduction in Employee's level of compensation (including Base Salary, benefits and participation in corporate-performance based bonus or incentive programs) in effect immediately prior to the change of ownership and/or control by more than fifteen percent (15%);

      iii. a relocation of Employee's place of employment prior to the change of ownership and/or control by more than fifty (50) miles; or

      iv. a change in the Employee's reporting relationship, resulting in reporting to anyone other than the applicable current company's Board of Directors,

provided and only if such change, reduction or relocation is effected by Hyperion without Employee's consent.

5.    EMPLOYEE'S COVENANTS

a.    From the Effective Date of this Agreement and continuing until the second
(2nd) anniversary of Employee's termination, Employee shall not interfere with the business of Hyperion by, directly or indirectly, personally or through others, soliciting or attempting to solicit, on Employee's own behalf or on behalf of any other person or entity, the employment of any employee of Hyperion, or any of Hyperion's affiliates. During this period, Employee shall not encourage or induce, or take any action that has the effect of encouraging or inducing, any employee of Hyperion, or any of Hyperion's corporate affiliates, to terminate that employee's employment.

b. For a period of one (1) year following Employee's termination, Employee shall not hire, or assist any other person in hiring, any person who was an employee of Hyperion on the date of Employee's termination, to work at Employee's new place of employment in a position that reports either directly to Employee, or to any other person who reports directly to Employee.

c. The parties agree that information relating to the identities, key contact personnel, preferences, needs and circumstances of Hyperion's customers are trade secrets belonging to Hyperion that are, and necessarily will be, used by Employee, during Employee's Employment, in the solicitation of business from Hyperion's customers. As a result, from the Effective Date of this Agreement and continuing until the second (2nd) anniversary of Employee's termination, Employee shall not, directly or indirectly, personally or through others, solicit, or attempt to solicit (on Employee's own behalf or on behalf of any other person or entity), the business of any customer, or prospective customer, of Hyperion, or of any of Hyperion's affiliates, for services or products similar to those sold by Hyperion. Prospective customer means any person or entity whom Employee was involved in contacting or soliciting to become a customer during the six (6) month period prior to Employee's termination.

d. Employee has entered into an employee agreement, relating to confidential information and intellectual property rights, with Hyperion, which is incorporated herein by reference, and survives the termination or expiration of this Agreement. Given the nature of Employee's Position, the parties agree that from Employee's termination until the third (3rd) anniversary of such date, it would be practically impossible for Employee to work in a position similar to Employee's Position with Hyperion, doing similar tasks involved with Employee's Employment with Hyperion, for certain companies, including their subsidiaries and affiliates, that provide services or products that are similar to those of Hyperion, without disclosing Hyperion's trade secrets. A list of such companies, which may be amended from time to time by written notice of Hyperion, is attached hereto as Schedule A.

e. The state of California has certain statutory and common law restrictions on non-competition agreements between employers and employees, and it is not the intent of Hyperion to violate or circumvent those restrictions. However, to the extent that Employee resides and Employee's principal place of employment is outside of the state of California, then during the period from the Effective Date of this Agreement and continuing until the second (2nd) anniversary of Employee's

Executive Employment Agreement (v.10.0 7/04) - Hyperion Confidential termination, Employee shall not, directly or indirectly (other than on behalf of Hyperion or with Hyperion's prior written consent), engage in any competitive business activity, as defined below, in any of the locations listed in Schedule B, attached hereto. If conditions of subsection 4.e apply, the foregoing two (2) year period shall be reduced to one (1) year. Competitive business activity means:

      i. engaging in, or managing or directing persons engaged in, any business in which Hyperion, or any of Hyperion's affiliates, is engaged at the time of Employee's termination, whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise; or

      ii. acquiring, having an ownership interest in, participating in the financing, operation, management or control of, any entity that derives more than fifteen percent (15%) of its gross revenues from any business in which Hyperion, or any of Hyperion's affiliates, is engaged at the time of Employee's termination, except for the ownership of one percent (1%), or less, of any entity whose securities are freely tradable on an established market.

f. Commencing on Employee's termination and continuing thereafter, Employee shall not directly or indirectly, personally or through others, disparage Hyperion, or any of its predecessors, any of their products or services, any of Hyperion's current or former officers, directors or employees, nor make or solicit any comments, statements, or the like to the media, on the internet, or to others that may be considered derogatory or detrimental to the good name or business reputation of any of the foregoing parties and entities.

g. Employee acknowledges and agrees that Employee's failure to perform any of Employee's covenants in this section would cause irreparable injury to Hyperion, and cause damages to Hyperion that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, Employee consents to the entry of an injunction (without bond) to restrain any breach of this section.

h. The covenants in this section shall survive any termination or expiration of this Agreement, and the termination of Employee's Employment with Hyperion, for any reason.

6.    GENERAL

a. Hyperion may assign its rights under this Agreement to any entity that assumes Hyperion's obligations hereunder in connection with any sale or transfer of all or a substantial portion of Hyperion's assets to such entity, and such an assignment shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Hyperion's business and/or assets. This Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. However, subject to the forgoing and where expressly permitted under this Agreement, all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

b. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California, USA (excluding its conflict of laws provisions). Santa Clara County, California shall be the appropriate venue and jurisdiction for the resolution of disputes hereunder.

c. All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery, upon delivery by a courier service, upon acknowledged facsimile communication, or three (3) days after deposit in the United States mail, postage prepaid, by certified, registered or first class mail. In the case of Employee, notices shall be addressed to Employee at the home address provided by Employee, or which Employee most recently communicated to Hyperion in writing, and in the case of Hyperion, notices shall be addressed to its corporate headquarters and directed to the attention of the general counsel.

d. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

e. In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of the Agreement. The captions of sections herein are intended for convenience only, and the same shall not be interpretive of the content of such section.

f. In the event of any dispute or claim relating to or arising out of Employee's employment relationship with Hyperion, this Agreement, or the termination of Employee's employment with Hyperion, for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), the parties agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration to the fullest extent permitted by law. The arbitration will be conducted in accordance with the American Arbitration Association's "National Rules for the Resolution of Employment Disputes" then in effect. EMPLOYEE AND HYPERION HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO HAVE ANY AND ALL DISPUTES OR CLAIMS ADJUDICATED IN COURT OR BEFORE ANY ADMINISTRATIVE AGENCY, OR TRIED IN COURT OR BEFORE ANY ADMINISTRATIVE AGENCY, JUDGE OR JURY.

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                                                                     Page 5 of 8

g. The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing which states that it is such a modification, signed by Employee and an authorized officer of Hyperion (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

h. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i. This Agreement, the Exhibit, any additional terms ("Additional Terms") specified in the Exhibit, Schedules A and B, the employee agreement (relating to confidential information and intellectual property rights), and the offer letter with the Offer Letter Date, constitute the entire agreement between the parties as to the subject matter hereof, and supersede and replace all prior or contemporaneous agreements, written or oral, regarding such subject matter. In the event of any conflict between the terms of these documents, the terms of this Agreement, unless expressly provided herein, shall have precedence.

ACCEPTED AND AGREED:

HYPERION SOLUTIONS CORPORATION                          EMPLOYEE

By:  /s/ Henry R. Autry                                 /s/ Godfrey Sullivan
     ----------------------------------                 -----------------------
signature of authorized representative                  signature

Henry R. Autry                                          Godfrey Sullivan
---------------------------------------                 -----------------------
printed name                                            printed name

Director
---------------------------------------
title

Executive Employment Agreement (v.10.0 7/04) - Hyperion Confidential

                                                                 [HYPERION LOGO]

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                   SCHEDULE A

Business Objects SA
Cognos, Inc.
Microsoft Corporation, Server Division
MicroStrategy Inc.
PeopleSoft, Inc.
SAP AG
Oracle Corporation, Applications Division
GEAC
Longview
Outlooksoft Corporation
Cartesis
SAS Institute Inc., Applications Division

Executive Employment Agreement (v.10.0 7/04) - Hyperion Confidential

                                                                 [HYPERION LOGO]

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                   SCHEDULE B

Alabama                      North Carolina
Alaska                       North Dakota
Arizona                      Ohio
Arkansas                     Oklahoma
California                   Oregon
Colorado                     Pennsylvania
Connecticut                  Rhode Island
Delaware                     South Carolina
Florida                      South Dakota
Georgia                      Tennessee
Hawaii                       Texas
Idaho                        Utah
Illinois                     Vermont
Indiana                      Virginia
Iowa                         Washington
Kansas                       West Virginia
Kentucky                     Wisconsin
Louisiana                    Wyoming
Maine                        District of Columbia
Maryland                     Australia
Massachusetts                Brazil
Michigan                     Canada
Minnesota                    France
Mississippi                  Germany
Missouri                     Hong Kong
Montana                      Israel
Nebraska                     Japan
Nevada                       Mexico
New Hampshire                Netherlands
New Jersey                   Singapore
New Mexico                   United Kingdom
New York

Executive Employment Agreement (v.10.0 7/04) - Hyperion Confidential

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